SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (the "Seventh Amendment") is made this 29th day of March, 2002 by and between THE REALTY ASSOCIATES FUND IV, L.P., a Delaware limited partnership, successor in interest to Baker Dennard Co. ("Landlord") and SUMMIT NATIONAL BANK, a national banking association ("Tenant").

W I T N E S S E T H

WHEREAS, Baker Dennard Co., Landlord's predecessor in interest, and Tenant entered into that certain Lease Agreement dated December 3, 1993 (the "Lease"), as amended by that certain Amendment #1 dated May 18, 1994 (the "First Amendment"), as further amended by that certain Amendment #2 dated February 19, 1997 (the "Second Amendment"), as further amended by that certain Amendment #3 dated September 26, 1997 (the "Third Amendment"), as further amended by that certain Fourth Amendment to Lease Agreement dated December 31, 1998 (the "Fourth Amendment"), as further amended by that certain Fifth Amendment to Lease dated March 13, 2000 (the "Fifth Amendment") and as further amended by that certain Sixth Amendment to Lease dated January 4, 2001 (the "Sixth Amendment") (the Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment shall be known collectively herein as the "Lease") pursuant to which Tenant leased that certain premises on the first and third floors of the building located at Plaza Square North, 4360 Chamblee-Dunwoody Road, Atlanta, Georgia (the "Building") and known as Suites 109, 300, 301 and 315, said premises containing, in the aggregate, Twenty-Three Thousand Four Hundred Seventy-Five (23,475) rentable square feet of office space, which consists of Eight Thousand Nine Hundred Forty One (8,941) rentable square feet of office space on the first floor ("First Floor Premises") and Fourteen Thousand Five Hundred Thirty-Four (14,534) rentable square feet of office space on the third floor ("Third Floor Premises") (collectively the "Original Premises");

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) increase the square footage of the Premises and (ii) amend and modify certain terms and conditions of the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1. Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. The Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and this Seventh Amendment shall be known collectively as the "Lease."

3. Premises.

a. The rentable square footage of the "Original Premises" and the rentable square footage of the "Premises" set forth in the Sixth Amendment are incorrect. Therefore, (i) all references in the Sixth Amendment to the "Original Premises" containing Twenty-One Thousand Seven Hundred Twenty-Nine (21,729) rentable square feet are hereby deleted and "Nineteen Thousand Four Hundred Three (19,403) rentable square feet" shall be substituted in lieu thereof, and (ii) all references in the Sixth Amendment to the entire "Premises" containing Twenty-Five Thousand Eight Hundred One (25,801) rentable square feet are hereby deleted and "Twenty-Three Thousand Four Hundred Seventy-Five (23,475) rentable square feet" shall be substituted in lieu thereof. Furthermore, notwithstanding anything to the contrary contained in the Sixth Amendment or elsewhere, prior to the "Second Additional Premises Commencement Date" (defined hereinafter), the "Premises" consists of Suite 109 (containing 8,941 rentable square feet), Suite 300 (containing 9,943 rentable square feet which such square footage includes the 388 rentable square feet of space formerly known as Suite 302), Suite 301 (containing 519 rentable square feet) and Suite 315 (containing 4,072 rentable square feet). The corrections set forth in this subparagraph (a) shall have no effect on the calculation of Fixed Minimum Rent with respect to the "Additional Premises" (defined in Paragraph 3(a) of the Sixth Amendment) set forth in Paragraph 5 of the Sixth Amendment nor the calculation of Tenant's Share with respect to the Additional Premises set forth in Paragraph 6 of the Sixth Amendment.

b. Effective on the date that the "Improvements" described in Paragraph 7 hereinbelow are substantially complete (the "Second Additional Premises Commencement Date"), the Original Premises shall be increased by Six Hundred Ninety-Six (696) rentable square feet of space on the third (3rd) floor of the Building as shown on Exhibit A-4 attached hereto and made a part hereof (the "Second Additional Premises") to Twenty-Four Thousand One Hundred Seventy- One (24,171) rentable square feet.

c. After the Second Additional Premises Commencement Date has occurred, Tenant shall, within five (5) days after Landlord's request, complete and execute the letter attached hereto as Exhibit "B-4" and deliver it to Landlord.

d. As of the Second Additional Premises Commencement Date, Section 1 of the Lease, as amended by Paragraph 2 of the First Amendment, Paragraph 1 of the Second Amendment, Paragraph 2 of the Third Amendment, Paragraph 3 of the Sixth Amendment and Paragraph 3(a) of this Seventh Amendment, shall be further amended to reflect the rentable square footage of the Premises as Twenty-Four Thousand One Hundred Seventy-One (24,171) which shall consist of Twenty-Three Thousand Four Hundred Seventy-Five (23,475) rentable square feet with respect to the Original Premises and Six Hundred Ninety-Six (696) rentable square feet with respect to the Second Additional Premises.

e. From and after the Second Additional Premises Commencement Date, except as otherwise provided herein, all references in the Lease to "Premises" shall refer collectively to the Original Premises and the Second Additional Premises.

4. Term. The Term of the Lease with respect to the Second Additional Premises shall be coterminous with the Term of the Lease with respect to the Third Floor Premises and accordingly shall commence on the Second Additional Premises Commencement Date and expire on December 31, 2007 (inclusively, the "Second Additional Premises Term") unless terminated sooner pursuant to the provisions of the Lease or hereof.

5. Fixed Minimum Rent. Notwithstanding anything to the contrary in the Lease, during the Second Additional Premises Term Tenant shall pay to Landlord Fixed Minimum Rent with respect to the Second Additional Premises in the manner and at the times set forth in the first paragraph of Section 3 of the Lease according to the following schedule:

SECOND ADDITIONAL PREMISES

Period	Annual Fixed Minimum Rent	Monthly Fixed Minimum Rent
Second Additional Premises Commencement Date - 12/31/02	$13,398.00	$1,116.50
01/01/03 - 12/31/03	$13,800.00	$1,150.00
01/01/04 - 12/31/04	$14,214.00	$1,184.50
01/01/05 - 12/31/05	$14,640.48	$1,220.04
01/01/06 - 12/31/06	$15,079.68	$1,256.64
01/01/07 - 12/31/07	$15,532.08	$1,294.34

6. Operating Expense Increases and Real and Personal Property Taxes. As of the Second Additional Premises Commencement Date, Section 3(f) of the Lease, as set forth in Paragraph 6 of the Fifth Amendment and modified by Paragraph 6 of the Sixth Amendment, is hereby further amended by adding the following sub-section 13):

13) Tenant's Share with respect to the Second Additional Premises only is equal to 0.69%.

7. Improvements. Landlord shall construct improvements ("Improvements") for the Second Additional Premises in accordance with the Work Letter Agreement attached hereto as Schedule 1-A. In connection thereto, Landlord hereby grants to Tenant an "Improvement Allowance" of up to Thirteen and 00/100 Dollars ($13.00) per square foot of space in the Second Additional Premises (i.e., 696 rentable square feet multiplied by $13.00 = $9,048.00), which Improvement Allowance shall be used only for the items specified in the Cost Breakdown, as that term is defined in the Work Letter Agreement.

8. Broker. Tenant represents and warrants to Landlord that Tenant has not dealt with any realtor, broker, agent or finder in connection with this Seventh Amendment other than Trammell Crow Company and ICON Commercial Interest, L.L.C. (the "Brokers"). Landlord shall pay a commission to the Brokers in accordance with the terms of a separate agreement between Landlord and the Brokers. Landlord and Tenant shall indemnify and hold each other harmless from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys' fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming through or under either party in connection with this Seventh Amendment.

9. Reaffirmation of Terms. All other terms, covenants and provisions of the Lease are hereby confirmed and ratified and except as modified herein, shall remain unchanged and in full force and effect.

10. Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) to the best of Tenant's knowledge, is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Seventh Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Seventh Amendment.

11. Counterpart Copies. This Seventh Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Seventh Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventh Amendment as of the day and year first above written.

LANDLORD:

THE REALTY ASSOCIATES FUND IV, L.P.,

a Delaware limited partnership

By: Realty Associates Fund IV LLC, a Massachusetts limited liability company, general partner

By: Realty Associates Advisors LLC, a Delaware limited liability company, Manager

By: Realty Associates Advisors Trust, a Massachusetts business trust, sole member

By:  /s/ James P. Knowles

By: Realty Associates Fund IV Texas Corporation,

A Texas corporation, general partner

By: /s/ James P. Knowles

James P. Knowles

Regional Director

TENANT:

SUMMIT NATIONAL BANK,

a national bank association

By:   /s/ Gary McClung

Its:  Exec. V.P.

EXHIBIT A-4

SECOND ADDITIONAL PREMISES

EXHIBIT B-4

VERIFICATION LETTER

SUMMIT NATIONAL BANK, a national banking association ("Tenant") hereby certifies that it has entered into a lease with THE REALTY ASSOCIATES FUND IV, L.P., a Delaware limited partnership, successor in interest to Baker Dennard Co. ("Landlord") and verifies the following information as of the ______ day of __________, 20___:

Number of Rentable Square Feet in the Second Additional Premises:

Second Additional Premises Commencement Date:

Lease Termination Date:

Tenant's Share:

Initial Base Rent-.

Federal Tax I.D. No.:

Tenant acknowledges and agrees that all tenant improvements Landlord is obligated to make to the Second Additional Premises, if any, have been completed and that Tenant has accepted possession of the Second Additional Premises and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease. Tenant acknowledges that it has inspected the Second Additional Premises and found them suitable for Tenant's intended commercial purposes.

TENANT:

SUMMIT NATIONAL BANK,

a national banking association

By:

Its:

[SIGNATURES CONTINUE ON NEXT PAGE]

ACKNOWLEDGED AND AGREED TO:

LANDLORD:

THE REALTY ASSOCIATES FUND IV, L.P.,

a Delaware limited partnership

By: Realty Associates Fund IV LLC, a Massachusetts limited liability company, general partner

By: Realty Associates Advisors LLC, a Delaware limited liability company, Manager

By: Realty Associates Advisors Trust, a Massachusetts business trust, sole member

By:

By: Realty Associates Fund IV Texas Corporation, a Texas corporation, general partner

By:

SCHEDULE 1-A

WORK LETTER AGREEMENT

1. Base Building Work. Landlord and Tenant understand and acknowledge that this Agreement relates only to "non-base building" work in the Second Additional Premises. The "base building work" has been or will be performed by Landlord at Landlord's sole cost and expense. The term "base building work" means and refers to the following elements of the Second Additional Premises: concrete floors (without floor covering); unfinished perimeter walls; unfinished ceilings (without acoustical ceilings, ceiling tiles, suspension system, insulation or light fixtures); closets for telephone and electrical systems (but not the systems themselves); building systems within the building core only as follows: mechanical (including heating, ventilating and air conditioning systems), electrical and plumbing systems; and primary fire sprinkler distribution loop connected to core (secondary branch distribution to the Second Additional Premises to accommodate Tenant's specific tenant improvements shall not be considered base building work).

2. Plans and Specifications.

2.1. Space Plan. Within five (5) business days after the execution of the Seventh Amendment by Landlord and Tenant, whichever signs later, Landlord shall submit to Tenant for approval a detailed space plan ("Space Plan") for the Second Additional Premises prepared by Landlord's architects and consultants, which shall include without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. If applicable, Landlord reserves the right to approve Tenant's architect and/or space planner. Tenant agrees to cooperate with Landlord and its design representatives in connection with the preparation of the Space Plan. Within five (5) business days after receipt by Tenant of the Space Plan, Tenant (i) shall give its written approval with respect thereto, or (ii) shall notify Landlord in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Tenant to give its approval. Within three (3) business days following Landlord's receipt of Tenant's disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within three (3) business days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein, and any time delay incurred in the approval of the Space Plan from the date of this second notice of disapproval shall constitute Tenant Delay (as that term is defined in Section 7 hereof).

2.2. Plans. Based on the approved Space Plan, Landlord shall cause its architects and engineers to prepare and submit to Tenant for approval detailed plans, specifications and working drawings ("Plans") for the construction of Tenant's leasehold improvements to the Second Additional Premises ("Improvements"). Landlord reserves the right to approve any space planner, architect or engineer if employed by Tenant. As used herein, the term "Improvements" shall include all non-base building work to be done in the Second Additional Premises pursuant to the Plans, including, but not limited to: demolition work, partitioning, doors, ceiling, floor coverings, wall finishes (including paint and wall coverings), window coverings, electrical (including lighting, switching, telephones, outlets, computer and special electrical equipment, etc.), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork. If Tenant has leased an entire floor, the Improvements shall include finished toilet rooms, corridors and elevator vestibules. Landlord shall submit the Plans to Tenant for approval within ten (10) business days following Tenant's approval of the Space Plan. Within three (3) business days after receipt by Tenant of the Plans, Tenant (i) shall give its written approval with respect thereto, or (ii) shall notify Landlord in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Tenant to give its approval. Within five (5) business days following Landlord's receipt of Tenant's disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within three (3) business days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein. After approval of the Plans by Tenant, no further changes to the Plans shall be made without the prior written approval of Landlord and only after Tenant agrees that any delays in design and/or construction resulting from such change shall constitute a Tenant Delay.

3. Specifications for Building Standard Improvements. Specifications and details for building standard improvements ("Standards") are available in the office of the Building. Except as specified in Section 4 below, the Space Plan and Plans shall be consistent with the Standards, and no deviations shall be permitted from the Standards without Landlord's consent as set forth in Section 4 below.

4. Grounds for Disapproval. Tenant may request deviations from the Standards for Improvements provided that the deviations ("Non-Standards") shall not be of lesser quality than the Standards. Landlord shall not be required to approve any item of the Space Plan, the Plans or the Non-Standards that (a) does not conform to applicable governmental regulations or is disapproved by any governmental agency; (b) requires building service (including electrical power) beyond the level normally provided to other tenants in the Building; or (c) overloads the floors.

5. Improvement Cost and Allowance.

5.1. Cost Breakdown. Within a reasonable period following approval of the Plans, Landlord shall provide Tenant with a breakdown of the estimated total cost of the Improvements ("Cost Breakdown"), including, without limitation: construction cost of the Improvements; architectural and engineering fees relating to the preparation and review of the Space Plan and the Plans (inclusive of the initial Space Plan and all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; and construction fees (including general contractor's overhead and supervision fees and the construction supervisory fee referred to in Section 6.3 hereof). Within five (5) business days after receipt by Tenant of the Cost Breakdown, Tenant shall either approve the same in writing or shall provide Landlord with a detailed list of revisions to the approved Plans, and any time delay incurred in the approval of the Cost Breakdown from the date of Landlord's receipt of Tenant's list of revisions to the approved Plans shall constitute Tenant Delay.

5.2. Improvement Allowance. Landlord hereby grants to Tenant an "Improvement Allowance" of up to Thirteen and 00/100 Dollars ($13.00) per square foot of space in the Second Additional Premises (i.e., 696 rentable square feet multiplied by $13.00 = $9,048.00), which Improvement Allowance shall be used only for the items specified in the Cost Breakdown. In the event that the Cost Breakdown exceeds the Improvement Allowance, Tenant shall pay to Landlord the sum in excess of the Improvement Allowance by cashier's check, which payment shall be made within five (5) business days of Landlord's notice to Tenant that Landlord is prepared to commence construction.

5.3. Cost Increases. In the event that the cost of the Improvements increases subsequent to Tenant's approval of the Cost Breakdown due to the requirements of any governmental agency imposed with respect to the construction of the Improvements or due to any other unforeseeable circumstances, Tenant shall pay to Landlord the amount of such increase within ten (10) business days of Landlord's written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance.

5.4. Change in Plans. In the event that Tenant requests a change in the Plans subsequent to approval of the Cost Breakdown, Landlord shall advise Tenant as to any increases in the cost of the Improvements and as to any delay such change would cause in the construction of the Improvements, which delay would constitute a Tenant Delay. Tenant shall approve or disapprove such change within five (5) business days of written notice. In the event that Tenant approves such change, Tenant shall accompany its approval with payment in the amount of the increase; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance. Landlord shall have the right to decline Tenant's request for a change in the approved Plans if the change is inconsistent with Sections 2, 3 or 4 above, or if the change would, in Landlord's sole opinion, unreasonably delay construction of the Improvements.

5.5. No Refund. If the actual cost of the Improvements does not exceed the Improvement Allowance, the unused portion of the Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.

6. Construction of Improvements.

6.1. Construction. Within a reasonable period following approval of the Cost Breakdown by Tenant, and upon payment of any sum required under Section 5.2 above, Landlord shall instruct its contractor to secure a building permit and commence construction.

6.2. Completion. Landlord shall endeavor to cause the contractor to substantially complete construction of the Improvements in a diligent manner, but Landlord shall not be liable for any loss or damage as a result of delays in construction or delivery of possession of the Second Additional Premises.

6.3. Construction Supervisory Fee. The cost of the Improvements shall not include a construction supervisory fee payable to Landlord for the supervision of the construction of the Improvements by Landlord.

7. Commencement Date. The Second Additional Premises Commencement Date and Tenant's obligation to pay rent under the Seventh Amendment shall be governed by Paragraphs 3 and 5 of the Seventh Amendment. However, if there shall be a delay beyond the scheduled Second Additional Premises Commencement Date in the substantial completion of the Improvements as a result of:

7.1 Tenant's failure to submit or revise the Space Plan within the time limits provided herein;

7.2 Tenant's failure to submit or revise the Plans within the time limits provided herein;

7.3 Tenant's failure to approve the Cost Breakdown or to pay the sum specified in Section 5.2 above within the time limits provided herein;

7.4 Tenant's request for Non-Standards, whether as to materials or installation, that extends the time it takes to obtain necessary building permits or other governmental authorizations or extends the time for the construction period;

7.5 Insufficiency of the Plans that extends the time it takes to obtain necessary building permits or other governmental authorizations or changes in the Plans required by the applicable governmental regulatory agencies reviewing the Plans;

7.6 Tenant's changes in the Plans after the approval by Landlord;

7.7 Any other act or omission of Tenant constituting a delay;

then the Second Additional Premises Commencement Date shall not occur until such time as the Improvements are substantially complete, however, Tenant shall pay to Landlord an amount equal to one thirtieth (1/3olh) of the Base Rent due with respect to the Second Additional Premises for the first full calendar month of the Second Additional Premises Term for each day of Tenant Delay. Upon substantial completion of the Improvements, Landlord shall notify Tenant of the reasonable estimate of the date Landlord could have delivered possession of the Second Additional Premises to Tenant but for Tenant Delays and Tenant shall immediately pay to Landlord the amount described above for the period of Tenant Delay.

8. Incorporation. This Agreement is and shall be incorporated by reference in the Lease, and all of the terms and conditions of the Lease are and shall be incorporated herein by this reference.